Exhibit 3.73

VORNADO REALTY TRUST

CERTIFICATE OF CORRECTION

THIS IS TO CERTIFY THAT:

FIRST:   The title of the document being corrected is Articles Supplementary (the “Articles”).

SECOND:        The sole party to the Articles is Vornado Realty Trust, a Maryland real estate investment trust (the “Trust”).

THIRD:             The Articles were filed with the State Department of Assessments and Taxation of Maryland (“SDAT”) on April 8, 1997 at 12:15 p.m.

FOURTH:        The provisions of the Articles which are to be corrected and as previously filed with SDAT are the sections as set forth below:

1. The first sentence of the second paragraph of Section 5(c) of the Articles which, as previously filed, reads as follows:

Upon any redemption of Series A Preferred Shares, the Trust shall pay any accrued and unpaid dividends in arrears for any Dividend Period ending or on prior to the Redemption Date.

is corrected to read as follows:

Upon any redemption of Series A Preferred Shares, the Trust shall pay any accrued and unpaid dividends in arrears for any Dividend Period ending on or prior to the Redemption Date.

2. The second sentence of the second paragraph of Section 10 of the Articles which, as previously filed, reads as follows:

Whenever all arrears in dividends on the Series A Preferred Shares and the Voting Preferred Shares then outstanding shall have been paid and full dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of the holders of the Series A Preferred Shares and the Voting Preferred Shares to elect such additional two trustees shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages in six quarterly dividends), and the terms of office of all persons elected as trustees by the holders of the Series A Preferred Shares and the Voting Preferred Shares shall forthwith terminate and the number trustees constituting the Board of Trustees shall be reduced accordingly.

is corrected to read as follows:

Whenever all arrears in dividends on the Series A Preferred Shares and the Voting Preferred Shares then outstanding shall have been paid and full dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of the holders of the Series A Preferred Shares and the Voting Preferred Shares to elect such additional two trustees shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages in six quarterly dividends), and the terms of office of all persons elected as trustees by the holders of the Series A Preferred Shares and the Voting Preferred Shares shall forthwith terminate and the number of trustees constituting the Board of Trustees shall be reduced accordingly.

FIFTH: The undersigned Executive Vice President – Finance and Administration and Chief Financial Officer acknowledges this Certificate of Correction to be the act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned Executive Vice President – Finance and Administration and Chief Financial Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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               IN WITNESS WHEREOF, the Trust has caused this Certificate of Correction to be executed in its name and on its behalf by its Executive Vice President – Finance and Administration and Chief Financial Officer and attested by its Secretary this 25th day of July, 2007.

VORNADO REALTY TRUST
/s/ Joseph Macnow
Joseph Macnow
Executive Vice President – Finance and Administration and Chief Financial Officer

ATTEST:
/s/ Alan J. Rice
Alan J. Rice
Secretary